EXHIBIT 3.1

ACOLOGIX, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Acologix, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.    The name of the Corporation is Acologix, Inc. The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on February 8, 2001 under the name Big Bear Bio, Inc.

B.    This Amended and Restated Certificate of Incorporation (the “Restated Certificate”) was duly adopted by the Corporation’s directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

C.    This Restated Certificate restates, integrates and amends the provisions of the Certificate of Incorporation of this Corporation, as heretofore amended.

D.    The text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this Corporation is Acologix, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

The Corporation is to have perpetual existence.

ARTICLE IV

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE V

This Corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares of Common Stock that the Corporation is authorized to issue is 80,000,000 shares, $0.001 par value. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 57,200,000 shares, $0.001 par value, 5,100,000 shares of which shall be designated Series A Preferred Stock, 1,900,000 shares of which shall be designated Series A-1 Preferred Stock, 25,200,000 shares of which shall be designated Series B Preferred Stock and 25,000,000 shares of which shall be designated Series C Preferred Stock.

The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

1.     Dividends.

(a)     Preference. The holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of (i) in the case of the Series A Preferred Stock, $0.08 per share per annum, (ii) in the case of the Series A-1 Preferred Stock, $0.10 per share per annum, (iii) in the case of the Series B Preferred Stock, $0.21 per share per annum and (iv) in the case of the Series C Preferred Stock, $0.22 per share per annum. No dividends shall be paid on any shares of Common Stock unless a dividend (including the amount of any dividend paid pursuant to the above provision) is paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted.

(b)     Dividends Noncumulative. Dividends on shares of Common Stock and Preferred Stock under this Section 1 shall be payable when, as and if declared by the board of directors of the Corporation, and shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock under this Section 1 by reason of the fact that dividends on said shares are not declared in any prior period.

2.     Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

(a)     Preferred Stock Preference. The holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock of the Corporation, an amount equal to (i) in the case of the Series A Preferred Stock, $1.00 per share plus a further amount equal to any dividends declared but unpaid on such shares (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) (the “Series A Preference”), (ii) in the case of the Series A-1 Preferred Stock, $1.30 per share plus a further amount equal to any dividends declared but unpaid on such shares (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) (the “Series A-1 Preference”), (iii) in the case of the Series B Preferred Stock, $2.60 per share plus a further amount equal to any dividends declared but unpaid on such shares (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) (the “Series B Preference”) and (iv) in the case of the Series C Preferred Stock, $2.75 per share plus a further amount equal to any dividends declared but unpaid on such shares (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) (the “Series C Preference”). If upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to permit the payment to each holder of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the full aforesaid preferential amounts, such assets as are available shall be paid ratably to such holders in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(b)     Remaining Assets. After payment or setting apart of payment of the Series A Preference, Series A-1 Preference, Series B Preference and Series C Preference, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation pro rata based upon the number of shares of Common Stock held.

(c)     Reorganization or Merger. A merger or reorganization of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation, in which transaction the Corporation’s stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent, shall be deemed to be a liquidation within the meaning of this Section 2.

(d)     Noncash Distributions. If any of the assets of the Corporation are to be distributed other than in cash under Section 2(c) of ARTICLE V or for any purpose, then the board of directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock. The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Preferred Stock of the appraiser’s valuation. Notwithstanding the above, any securities to be distributed to the stockholders shall be valued as follows:

(i)     If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange, or the last reported sale prices on the Nasdaq National Market as the case may be, over the 30-day period ending three (3) business days prior to the date of such distribution;

(ii)     If actively traded over-the-counter (other than on the Nasdaq National Market), the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the date of such distribution; and

(iii)     If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the board of directors of this Corporation.

3.     Voting Rights. Except as otherwise required by law, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or written consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock when voting together with the Common Stock as a single class, which shall include, but not be limited to, the election of directors. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and upon any other matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

4.     Conversion. The holders of the Preferred Stock have conversion rights as follows (the “Conversion Rights”):

(a)     Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issuance Price (as defined below) by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the “Conversion Rate”). The Issuance Price for the Series A Preferred Stock shall be $1.00 per share. The Conversion Price for the Series A Preferred Stock shall initially be $1.00 per share. The Issuance Price for the Series A-1 Preferred Stock shall be $1.30 per share. The Conversion Price for the Series A-1 Preferred Stock shall initially be $1.30 per share. The Issuance Price for the Series B Preferred Stock shall be $2.60 per share. The Conversion Price for the Series B Preferred Stock shall initially be $2.60 per share. The Issuance Price for the Series C Preferred Stock shall be $2.75 per share. The Conversion Price for the Series C Preferred Stock shall initially be $2.75 per share. Such initial Conversion Price for each series of Preferred Stock shall be subject to adjustment as hereinafter provided.

(b)     Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then effective Conversion Rate (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public in which the public offering price exceeds (prior to underwriter’s discounts or commissions and offering expenses) $5.00 per share (adjusted for any subsequent stock splits, stock dividends, reclassifications or recapitalizations) and the aggregate gross proceeds raised exceeds $10,000,000 or (ii) on the date upon which the Corporation obtains the consent of the holders of a majority of the shares of Preferred Stock then outstanding, voting as a single class. In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(c)     Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the

Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b) of ARTICLE V, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d)     Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation may pay cash equal to such fraction multiplied by the then effective Conversion Price or round such fractional share up to a whole share (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e)     Adjustment of Conversion Price. The Conversion Price of Preferred Stock shall be subject to adjustment from time to time as follows:

(i)     If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(ii)     If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(iii)     In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Preferred Stock is then convertible.

(iv)     In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock or a consolidation or merger where Section 2 applies), the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred Stock into Common Stock. The provisions of this clause (iv) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(v)     All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(f)     Minimal Adjustments. No adjustment in the Conversion Price for any series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

(g)     No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the Corporation’s right to amend its Certificate of Incorporation with the requisite stockholder consent.

(h)     Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Preferred Stock.

(i)     Notices of Record Date and Proposed Liquidation Distribution. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right. In the event of a liquidation distribution pursuant to Section 2 hereof, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date of such distribution a notice (i) certifying as to (x) the anticipated aggregate proceeds available for distribution to holders of Preferred Stock and Common Stock, (y) the amount expected to be distributed pursuant to Section 2 in respect of each share of each outstanding series of Preferred Stock and each share of Common Stock and (z) the amount expected to be distributed pursuant to Section 2 in respect of each share of each outstanding series of Preferred Stock if the holder of each such share of Preferred Stock converted such share of Preferred Stock into Common Stock immediately prior to the liquidation distribution and (ii) stating that in connection with such liquidation distribution the holders of shares of each series of Preferred Stock may prior to such liquidation distribution convert their shares of such series of Preferred Stock into Common Stock at the applicable Conversion Rate for such series.

(j)     Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of the Preferred Stock shall be deemed given upon personal delivery, upon delivery by nationally recognized courier or three business days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the Corporation’s books.

(k)     Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(l)     Reissuance of Converted Shares. No shares of Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the Corporation.

5.     Protective Provisions. In addition to any other rights provided by law, so long as at least 1,250,000 shares of Preferred Stock shall be outstanding (adjusted for any subsequent stock splits, combinations, stock dividends, reclassifications or recapitalizations), this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Preferred Stock, voting together as a single class:

(a)     adversely alter or change the rights, preferences or privileges of the Preferred Stock;

(b)     create (by amendment of this Restated Certificate, reclassification, certificate of designation or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Preferred Stock; or

(c)     increase or decrease the authorized number of shares of Preferred Stock.

6.     Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested with the Common Stock.

ARTICLE VI

Except as may otherwise be provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by the laws of the state of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Corporation’s Bylaws.

ARTICLE VII

Election of directors need not be by written ballot unless the Corporation’s Bylaws shall so provide.

ARTICLE VIII

To the fullest extent permitted by the DGCL, as the same may be amended from time to time, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the provisions of this ARTICLE VIII, by amendment of this ARTICLE VIII or by operation of law, shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE IX

To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of this Corporation (and any other persons to which Delaware law permits this Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any repeal or modification of any of the provisions of this ARTICLE IX, by amendment of this ARTICLE IX or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

ARTICLE X

Subject to Section 5 of ARTICLE V, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President on December 14, 2005.

ACOLOGIX, INC.

By:	/S/ YOSHINARI KUMAGAI
Yoshinari Kumagai, President

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